Execution Copy







                ASSET PURCHASE AND SALE AGREEMENT

                       (Conemaugh Station)



                          By and Among



                 POTOMAC ELECTRIC POWER COMPANY,



              ALLEGHENY ENERGY SUPPLY COMPANY, LLC,



                               and



                        PPL GLOBAL, INC.





                    Dated as of May 18, 2000


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                        TABLE OF CONTENTS
                                                        Page

ARTICLE I - Definitions                                  1
 Section 1.1    Definitions                              1
 Section 1.2    Accounting Terms                         1
ARTICLE II - Purchase and Sale; Assumption of Certain
             Liabilities                                 1
 Section 2.1    Purchase and Sale                        1
 Section 2.2    Auctioned Assets and Retained Assets     2
 Section 2.3    Assumed Obligations and Retained
                Liabilities                              5
 Section 2.4    Third Party Consents                     8
ARTICLE III - Purchase Price                             8
 Section 3.1    Purchase Price                           8
 Section 3.2    Post-Closing Adjustment                  8
 Section 3.3    Allocation of Purchase Price            10
ARTICLE IV - The Closing                                11
 Section 4.1    Time and Place of Closing               11
 Section 4.2    Payment of Purchase Price and Estimated
                Adjustment Amount                       11
ARTICLE V - Representations and Warranties of Seller    12
 Section 5.1    Organization; Qualification             12
 Section 5.2    Authority Relative to This Agreement    12
 Section 5.3    Consents and Approvals; No Violation    12
 Section 5.4    Personal Property                       13
 Section 5.5    Real Estate                             13
 Section 5.6    Certain Contracts and Arrangements      13
 Section 5.7    Legal Proceedings                       13
 Section 5.8    Permits; Compliance with Law            14
 Section 5.9    Environmental Matters                   14
 Section 5.10    Brokers                                15
 Section 5.11    Insurance                              15
 Section 5.12    Disclaimers                            15
ARTICLE VI - Representations and Warranties of Buyers   16
 Section 6.1    Organization                            16
 Section 6.2    Authority Relative to This Agreement    16
 Section 6.3    Consents and Approvals; No Violation    16
 Section 6.4    Availability of Funds                   17
 Section 6.5    Brokers                                 17
 Section 6.6    No Knowledge of Seller's Breach         17
 Section 6.7    Qualified Buyers                        17
 Section 6.8    Securities Laws                         18
 Section 6.9    Financial Representations               18
 Section 6.10    Legal Proceedings                      18
ARTICLE VII - Covenants of the Parties                  18
 Section 7.1   Tax Exempt Financing                     18
 Section 7.2    Access to Information                   21

 Section 7.3    Consents and Approvals; Transferable
                Permits                                 22
 Section 7.4    Further Assurances                      23
 Section 7.5    Public Statements                       23
 Section 7.6    Tax Matters                             23
 Section 7.7    Control of Litigation                   24
 Section 7.8    Confidentiality                         24
 Section 7.9   Risk of Loss                             24
ARTICLE VIII - Conditions                               24
 Section 8.1    Conditions Precedent to Each Party's
                Obligation To Effect the Purchase and
                Sale                                    24
 Section 8.2    Conditions Precedent to Obligation of Buyer
                To Effect the Purchase and Sale         25
 Section 8.3    Conditions Precedent to Obligation of
                Seller To Effect the Purchase and
                Sale                                    26
ARTICLE IX - Indemnification and Dispute Resolution     27
 Section 9.1   Indemnification                          27
 Section 9.2   Third Party Claims Procedures            29
ARTICLE X - Termination                                 31
 Section 10.1   Termination                             31
ARTICLE XI - Miscellaneous Provisions                   31
 Section 11.1   Expenses                                31
 Section 11.2   Amendment and Modification; Extension;
                Waiver                                  31
 Section 11.3   No Survival of Representations or
                Warranties                              32
 Section 11.4   Notices                                 32
 Section 11.5   Assignment; No Third Party Beneficiaries33
 Section 11.6   Governing Law                           34
 Section 11.7   Counterparts                            34
 Section 11.8   Interpretation                          34
 Section 11.9   Jurisdiction and Enforcement            36
 Section 11.10  Entire Agreement                        36
 Section 11.11  Severability                            36
 Section 11.12  Conflicts                               37
 Section 11.13  Seller's Interest in Conemaugh Station  37
 Section 11.14  Joint and Several Liability.            37

                     SCHEDULES AND EXHIBITS


Schedules                   Title

Schedule 1.1                Definitions
Schedule 2.2(a)(iii)        Personal Property
Schedule 2.2(a)(iv)         Assigned Contracts
Schedule 2.2(a)(vi)         Transferred SO2 Allowances
Schedule 2.2(b)(i)          Transmission System
Schedule 2.3(a)(iv)         Assumed Consent Order
                            Obligations
Schedule 4.2(c)             Capital Expenditures
Schedule 5.3(a)             Contract Approvals; No
                            Violation
Schedule 5.3(b)             Seller Required Regulatory
                            Approvals
Schedule 5.5(a)             Real Estate
Schedule 5.6                Material Contract Defaults
Schedule 5.7                Legal Proceedings
Schedule 5.8                Permits
Schedule 5.9(a)             Environmental Matters
Schedule 5.9(b)             Environmental Notice
Schedule 5.9(c)             Environmental Reports
Schedule 5.11               Insurance
Schedule 6.3                Buyer Regulatory Approvals
Schedule 7.1                Revenue Bonds

Exhibits                    Title

Exhibit A                   Assignment and Assumption
                            Agreement
Exhibit B                   Bill of Sale
Exhibit C                   Limited Warranty Deed of
                            Conveyance
Exhibit D                   Opinion of Seller's Counsel
Exhibit E                   Opinion of Buyers' Counsel

        ASSET PURCHASE AND SALE AGREEMENT (including the Schedules hereto, this "Agreement"), dated as of __________ __, 2000, by and among POTOMAC ELECTRIC POWER COMPANY, a District of Columbia and Virginia corporation ("Seller"), Allegheny Energy Supply Company, LLC, a Delaware limited liability company ("Allegheny"), and PPL Global, Inc., a Pennsylvania corporation ("PPL Global," and together with Allegheny are the "Buyers") (the Buyers, are referred to herein collectively with Seller, as the "Parties").


     WHEREAS, Seller owns a minority undivided co-ownership interest in a certain power generating facility (described herein as the "Generating Facility") and other assets associated therewith; and


     WHEREAS, Buyers desire to purchase and assume, jointly and severally, and Seller desires to sell and assign, the Auctioned Assets (as defined in Section 2.2 below) and certain associated liabilities, upon the terms and conditions hereinafter set forth.


    NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:


                            ARTICLE I

                           Definitions


       SECTION 1.1 Definitions. Any capitalized terms which are used but not defined in this Agreement shall have the meaning given to such terms in the attached Schedule 1.1.


       SECTION 1.2 Accounting Terms. Any accounting terms used in this Agreement or the Ancillary Agreements shall, unless otherwise specifically provided, have the meanings customarily given them in accordance with United States generally accepted accounting principles ("GAAP") and all financial computations hereunder or thereunder shall, unless otherwise specifically provided, be computed in accordance with GAAP consistently applied.


                           ARTICLE II

      Purchase and Sale; Assumption of Certain Liabilities


       SECTION 2.1 Purchase and Sale. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, Seller agrees to sell, assign, convey, transfer and deliver to Buyers (as acquirors of fifty percent (50%) each tenant-in-common interests in Seller's Interest) and Buyers agree jointly and severally to purchase and acquire from Seller all of the Auctioned Assets. In the case of any Auctioned Assets not located at the Generating Facility (including supplies, materials and spare parts inventory), Buyers agree that from and after the Closing, Buyers will bear all risk of casualty or loss with regard to such Auctioned Assets.


       SECTION 2.2    Auctioned Assets and Retained Assets.


       (a) Auctioned Assets. The term "Auctioned Assets" means all of the Seller's right, title and interest in, to and under all assets, real and personal property, goodwill and rights of Seller of whatever kind and nature, whether tangible or intangible, in each case, primarily relating to the power generation operations of the Generating Facility, other than the Retained Assets, but only to the extent of the Seller's Interest:


          (i) the real property, together with all buildings, improvements, structures and fixtures thereon, described on Schedule 5.5 attached hereto, subject to any Permitted
Exceptions (the "Buyer Real Estate");

          (ii) the inventories of fuels, supplies, materials and spare parts, together with and subject to (A) all Permitted Exceptions, and
(B) all warranties against manufacturers and vendors relating thereto, in each case, other than assets that are used, consumed, replaced or disposed of in the ordinary course of business consistent with past practice or as permitted by this Agreement;

         (iii) the machinery, equipment, facilities, furniture and other tangible personal property located on the Buyer Real Estate or temporarily removed from the Buyer Real Estate for repairs, servicing or maintenance, including those facilities described on Schedule 2.2(a)(iii) attached hereto, together with and subject to (A) any Permitted Exceptions, and (B) all warranties against manufacturers or vendors relating thereto, in each case, other than assets that are used, consumed, replaced or disposed of in the ordinary course of business consistent with past practice or as permitted by this Agreement;

          (iv) subject to Section 2.4, those contracts, agreements, personal property leases, commitments and all other legally binding arrangements, whether oral or written, to which Seller is a party, or by which the Seller or its Auctioned Assets is bound or subject, relating to the ownership, operation and maintenance of the Generating
Facility, including those contracts and agreements set forth on Schedule 2.2(a)(iv) attached hereto (but excluding any such contracts, agreements, personal property leases, commitments and other legally binding arrangements to the extent the same relate to any of the Retained Assets)
(collectively, the "Contracts"), to the extent in full force and effect on the Closing Date;

          (v) the Permits and Environmental Permits that are transferred or transferable by Seller to Buyers
(collectively, the "Transferable Permits"), in each case, to the extent in full force and effect on the Closing
Date;

          (vi) the amount of SO2 Allowances set forth on Schedule
2.2(a)(vi) attached hereto ("Transferred SO2
Allowances");

         (vii) the amount of NOx Allowances allocated to the Generating Facility by applicable laws or regulations of any Governmental Authority for control periods, or parts thereof, that commence after the Closing Date; plus, the amount of NOx Allowances that is sufficient to cover emissions obligations for which Buyers are responsible, as owners of a tenant-in-common interest in Seller's Interest for the control period that includes the Closing Date (based on historic levels); plus any NOx Allowances allocated for control periods that commenced prior to the Closing Date and which remain unused prior to the Closing Date ("Transferred NOx Allowances");

       (viii) all data, information, books, operating records, operating, safety and maintenance manuals, engineering design plans, blueprints and as-built plans, specifications, procedures, facility compliance plans, environmental procedures and similar records, to the extent in Seller's possession (subject to the right of Seller to retain copies of the same for its use), other than such items as are proprietary to third parties and accounting records (collectively, the "Operating
Records");

        (ix) the software (provided, however, that each Buyer acknowledges that it will require licenses from third parties in order to be legally entitled to use such software); and

         (x) the name "Conemaugh Station"; provided, however, that each Buyer expressly acknowledges and agrees that the Auctioned Assets do not include any right, title or interest in or to the names "Pepco," "Potomac Electric Power Company," and any related or similar trade names, trademarks, service marks or logos (and any rights to and in the same, including any right to use the same).

       (b)  Retained Assets.   The term "Retained Assets" means:

          (i) all electric interconnection, transmission and distribution facilities and communication facilities owned, controlled or operated by Seller for purposes of providing interconnection service, point-to-point transmission service, network integration service and distribution service and other related purposes, used in controlling continuity between the Generating
Facility and the transmission and distribution facilities and for other purposes (including the Seller's undivided ownership interest in the Conemaugh Switchyard and the Conemaugh Transmission Line), as described on Schedule
2.2(b)(i) attached hereto (the "Transmission System");

         (ii) all rights of Seller under the Contracts relating to interconnection, transmission and distribution rights, including rights of Seller under any Contract in Seller's capacity as a Transmission System owner or switching station owner (including those rights granted to Seller under the Easement and License Agreement and the Transmission Line Easement Agreement);

        (iii) all cash, cash equivalents, bank deposits and accounts receivable;

         (iv) the names "Pepco," "Potomac Electric Power Company," and any related or similar trade names, trademarks, service marks or logos (and any rights to and in the same, including any right to use the same);

          (v)  any refunds or credits related to Taxes
attributable to taxable periods (or portions thereof) prior to the Closing Date, and any other rents, charges, liabilities or obligations paid prior to the Closing Date in respect of the Auctioned Assets whether directly or indirectly, under the Contracts or otherwise, regardless of when actually paid;

          (vi) (A) all Emission Reduction Credits or Greenhouse Gas Emission Reduction Credits that are attributable to
(1) any emission reduction activities of the Generating Facility which occurred prior to the Closing Date, and
(2) any emission reduction activities of the Seller which occur following the Closing Date at any locations (other than the Generating Facility), (B) any SO2 Allowances that are not Transferred SO2 Allowances, and (C) any NOx
Allowances that are not Transferred NOx Allowances;

         (vii) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind in favor of the Seller arising prior to the Closing Date other than those pertaining to the Assumed Obligations; and

        (viii) any other asset that is not described with particularity in this Agreement as an Auctioned Asset.

       SECTION 2.3    Assumed Obligations and Retained Liabilities.


       (a) Assumed Obligations. At the Closing, Buyers shall assume, and from and after the Closing, shall discharge, and be responsible for, on a joint and several basis, all of the liabilities and obligations, direct or indirect, known or unknown, absolute or contingent, which relate to the Auctioned Assets, other than the Retained Liabilities (collectively, the "Assumed Obligations"), including the following:


          (i) except as set forth in Section 2.3(b)(ii), any and all liabilities and obligations under the Contracts;

         (ii) any liabilities and obligations for goods delivered or services rendered on or after the Closing Date relating to the Auctioned Assets;

        (iii) except as set forth in Section 2.3(b)(iii) or (iv), any Environmental Liability including any Environmental
Liability (A) arising out of or in connection with any violation or alleged violation of, or noncompliance or alleged noncompliance with, any Environmental Laws, prior to, on or after the Closing Date, relating to or arising in connection with the Auctioned Assets, (B) arising out of or in connection with the condition of any Auctioned
Assets prior to, on or after the Closing Date, including any actual or alleged presence, Release or threatened
Release of any Hazardous Substances at, on, in, under or migrating onto or from, the Auctioned Assets, prior to, on or after the Closing Date, (C) arising out of or in connection with any Release or threatened Release of any Hazardous Substance prior to, on or after the Closing Date relating to any equipment, Hazardous Substance, product or recyclable or recycled material (collectively, the "Disposed Items") which remains on or has been removed from the Auctioned Assets, (D) in respect of any property damage relating to or arising from the presence, exposure to, or proximity to any Hazardous Substance, prior to, on or after the Closing Date, (E) in respect of any personal injury relating to or arising from the presence, exposure to, or proximity to any

Hazardous Substance, on or after the Closing Date,and (F) of any sort whatsoever arising or occurring on or after the Closing Date;

         (iv) any liabilities and obligations under all consent orders including those listed on Schedule 2.3(a)(iv) (the
"Assumed Consent Order Obligations");

          (v) except as set forth in Section 2.3(b)(iv), any liabilities and obligations with respect to the Permits to the extent arising or accruing on or after the Closing Date;

         (vi) any liabilities and obligations in respect of any personal injury or property (real or personal) damage claim
(including any claim based on wrongful death) relating to, resulting from, or arising out of the Auctioned Assets, arising or occurring on or after the Closing Date;

        (vii) any liabilities and obligations, with respect to the periods that include the Closing Date, with respect to real or personal property rent, Taxes based on the ownership or use of property, utilities charges and similar charges that primarily relate to the
Generating  Facility (collectively, the "Prorated
Items"), including  (A) personal property taxes, real
estate and occupancy   taxes, assessments and other
charges, (B) rent and all other items payable by Seller under any Contract, (C) any fees with respect to any Transferable Permit and (D) sewer rents and charges for water, telephone, electricity and other utilities, in each case calculated by multiplying the amount of any such Prorated Item by a fraction the numerator of which is the number of days in such period beginning on and after the Closing Date and the denominator of which is the number of days in such period;

       (viii) any liabilities and obligations in respect of Taxes
(other than as provided for by Section 2.3 (a)(vii)) attributable to the Auctioned Assets arising or accruing during taxable periods (or portions thereof) beginning on or after the Closing Date; and

         (ix) any liabilities and obligations under the Ancillary
Agreements in respect of the Auctioned Assets arising on or after the Closing Date.

       (b) Retained Liabilities. Buyers shall not assume or be obligated to pay, perform or otherwise discharge the following liabilities or obligations (the "Retained Liabilities"):

          (i) any liabilities and obligations of Seller exclusively relating to any Retained Assets;

         (ii) any liabilities and obligations under the Contracts which relate to (A) goods delivered or services rendered prior to the Closing Date, and (B) breaches by the Seller of its obligations thereunder occurring prior to the Closing Date (other than breaches by Seller of obligations relating to any Environmental
Liabilities which are Assumed Obligations pursuant to Section 2.3(a)(iii) above);

        (iii) (A) any Environmental Liability of Seller arising out of or in connection with the disposal by, or on behalf of, Seller and Release or threatened Release, prior to the Closing Date of Hazardous Substances of any Off-Site location, (B) any Environmental
Liability of Seller arising out of or in connection with any Release or threatened Release of any Hazardous Substance on or after the Closing Date from the Seller Facilities or otherwise originating from, or relating to, any equipment owned or used by Seller that is located on Buyer Real Estate, and (C) any Environmental
Liability in respect of any personal injury relating to or arising from the presence, exposure to, or proximity to any Hazardous Substance prior to the losing Date;

         (iv) any monetary fines imposed by a Governmental
Authority to the extent arising out of or relating to acts or omissions of Seller in respect of the Auctioned
Assets prior to the Closing Date;

         (v) any liabilities and obligations in respect of any personal injury or property damage claim (other than any Environmental Liabilities which are Assumed Obligations pursuant to Section 2.3(a)(iii) above) relating to the Auctioned Assets arising or occurring prior to the Closing
Date;

         (vi) any liabilities and obligations, with respect to periods prior to the Closing Date, for the Prorated Items, calculated as set forth in Section 2.3(a)(vii);

        (vii) any liabilities and obligations in respect of Taxes
(other than as provided for by Section 2.3(b)(vi)) attributable to the Auctioned Assets arising or accruing during taxable periods (or portions thereof) ending before the Closing Date; and

       (viii) any liabilities and obligations of Seller under the Ancillary Agreements in respect of the Retained Assets.

       SECTION 2.4    Third Party Consents.


       (a) Notwithstanding Section 2.2(a)(ii), (iii) or (iv), to the extent that Seller's rights under any Contract or warranty may not be assigned without the consent of another person which consent has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain prior to the Closing any such required consents with respect to any Material Contracts or material warranties.

(b) The Parties agree that if any consent to an assignment of any such Material Contract or material warranty shall not be obtained or if any attempted assignment would in Seller's reasonable opinion be ineffective or would impair any material rights and obligations of Buyers under such Material Contract or material warranty, as applicable, so Buyers would not in effect acquire the benefit of all such rights and obligations, Seller, to the maximum extent permitted by law and such Material Contract or material warranty, as applicable, shall after the Closing appoint Buyers to be Seller's representatives and agents with respect to such Material Contract or material warranty, as applicable, and Seller shall, to the maximum extent permitted by law and such Material Contract or material warranty, as applicable, enter into such reasonable arrangements with such Buyers as are necessary to provide Buyers with the benefits and obligations of such Material Contract or material warranty, as applicable. The Parties shall cooperate and shall each use their reasonable best efforts after the Closing to obtain an assignment of each such Material Contract or material warranty, as applicable, to Buyers.

                        ARTICLE III

                       Purchase Price


       SECTION 3.1    Purchase Price.  Subject to adjustment pursuant to
Section 3.2, the amount payable by Buyers to Seller for the Auctioned Assets shall be the sum of (a) $152,500,000 (the
"Purchase Price"), (b) an amount equal to the Final Fuel Related
Adjustment Amount, (c) an amount equal to the Final Non-Fuel
Related Adjustment Amount, and (d) an amount expended by Seller between the date hereof and the Closing Date for Permitted
Capital Expenditures pursuant to Section 4.2(c).


       SECTION 3.2    Post-Closing Adjustment.


       (a) Within 60 Business Days after the last day of the month in which Closing occurs, Seller shall prepare and deliver to Buyers a statement (an "Adjustment Statement") which reflects (i) an amount equal to the book cost, as reflected on the books of Seller as of the Closing Date, of all inventories, materials, spare parts and supplies (excluding any fuel supplies) included in the Auctioned Assets (the "Final Non-Fuel Related Adjustment
Amount") and (ii) an amount equal to the book value, as determined using Seller's historical moving average method, of all fuel supplies included in the Auctioned Assets (the "Final
Fuel Related Adjustment Amount"). The Adjustment Statement shall be prepared using (i) GAAP and (ii) with respect to the Final Non-
Fuel Related Adjustment Amount the same moving average price that Seller has historically used to calculate the book cost of its supplies, materials and spare parts inventory. Buyers agree to cooperate with Seller in connection with the preparation of the Adjustment Statement and related information, and shall provide to Seller such access, books, records and information as may be reasonably requested from time to time.

        (b) Buyers may jointly dispute the quantity delivered or quality of any inventory item shown on the Adjustment Statement, or the mathematical calculations reflected therein, by notifying Seller in writing of the disputed amount, and the basis of such dispute, within 20 Business Days of Buyers' receipt of the Adjustment Statement; provided, however, that in respect of the quality of any inventory item, Buyers may not dispute Seller's normal and customary methods for accounting for excess inventory. Buyers shall have no right to dispute any other matter in respect of the Adjustment Statement, including historical moving average price used to calculate the book cost of the inventory and the Final Non-Fuel Related Adjustment Amount or the appropriateness, under GAAP or otherwise, of using such historical moving average price to determine the book cost of any particular item of inventory. In the event of a dispute with respect to the quantity or quality of any inventory item shown on the Adjustment Statement, or the mathematical calculations reflected therein, the Parties shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties. If the Parties are unable to reach a resolution of such differences within 20 Business Days of receipt of Buyers' written notice of dispute to Seller, the Parties shall submit the amounts remaining in dispute for determination and resolution to PricewaterhouseCoopers or any other accounting firm of recognized national standing reasonably acceptable to the Parties (the "Accountants"), which shall be instructed to determine and report to the Parties, within 20
Business Days after such submission, upon such remaining disputed amounts, and such report shall be final, binding and conclusive on the Parties with respect to the amounts disputed. Buyers, on the one hand, and Seller, on the other hand, shall each pay an amount, if any, equal to that percentage of the fees and disbursements of the Accountants incurred in connection with the resolution of such disputed amounts that corresponds to the percentage of disputed amounts awarded to the other by the Accountants hereunder.

        (c) For purposes of this Agreement, the "Closing Adjustment Amount" shall be the sum of (A) the amount of the Final Non-Fuel
Related Adjustment Amount, and (B) the amount of the Final Fuel
Related Adjustment Amount minus (ii) the amount of the Estimated
Non-Fuel Related Adjustment Amount.  If the Closing Adjustment
Amount is a positive number, then on the Adjustment Date (as defined below), Buyers shall pay to Seller the amount of such positive number. If the Closing Adjustment Amount is a negative number, then on the Adjustment Date, Seller shall pay to Buyers the amount of such negative number. For purposes of this

Agreement, the "Adjustment Date" means (1) if Buyers do not disagree in any respect with the Adjustment Statement, the 23rd Business Day following Buyers' receipt of the Adjustment Statement or (2) if Buyers shall disagree in any respect with the Adjustment Statement, the third Business Day following either the resolution of such disagreement by the Parties or a final determination by the Accountants in accordance with
Section 3.2(b). Any amount paid under this Section 3.2(c) shall be paid with interest for the period commencing on the Closing Date up to but not including the date of payment, calculated at the prime rate of The Chase Manhattan Bank in effect on the Closing Date, and in cash by wire transfer of immediately available funds.

       SECTION 3.3 Allocation of Purchase Price. Buyers shall deliver to Seller at Closing a preliminary allocation among the Auctioned Assets of the amount payable by Buyers to Seller pursuant to Section 3.1 hereof, and, as soon as practicable following the Closing (but in any event within 10 Business Days following the final determination of the Closing Adjustment Amount), Buyers shall prepare and deliver to Seller a final allocation of the amount payable by Buyers to Seller pursuant to
Section 3.1 hereof, and the post-closing adjustment pursuant to
Section 3.2, among the Auctioned Assets (the "Allocation"). The Allocation shall be consistent with Section 1060 of the Code and the Treasury Regulations thereunder. Seller hereby agrees to accept Buyers' Allocation unless Seller determines that such Allocation was not prepared in accordance with Section 1060 of the Code and the regulations thereunder ("Applicable Law"). If Seller so determines, Seller shall within 20 Business Days thereafter propose any changes necessary to cause the Allocation to be prepared in accordance with Applicable Law. Within 10 Business Days following delivery of such proposed changes, Buyers shall provide Seller with a statement of any objections to such proposed changes, together with a reasonably detailed explanation of the reasons therefor. If Buyers, on the one hand, and Seller, on the other hand, are unable to resolve any disputed objections within 10 Business Days thereafter, such objections shall be referred to the Accountants, whose review will be limited to whether Buyers' Allocation of such disputed items regarding the Allocation was prepared in accordance with Applicable Law. The Accountants shall be instructed to deliver to the Parties a written determination of the proper allocation of such disputed items within 20 Business Days. Such determination shall be conclusive and binding upon the parties hereto for all purposes, and the Allocation shall be so adjusted (the Allocation, including the adjustment, if any, to be referred to as the "Final Allocation"). Fees and disbursements of the Accountants attributable to the Allocation shall be shared by Buyers, on the one hand, and Seller, on the other hand, on the basis of the respective percentages of the disputed items which were allocated by the Accountants to the other hereunder. Each Party agrees to timely file Internal Revenue Service Form 8594, and all Federal, state, local and foreign Tax Returns, in accordance with such Final Allocation and to report the transactions contemplated by this Agreement for Federal Income Tax and all other tax purposes in a manner consistent with the Final Allocation. Each

Party agrees to promptly provide the other party with any additional information and reasonable assistance required to complete Form 8594, or compute Taxes arising in connection with (or otherwise affected by) the transactions contemplated hereunder. Buyers and Seller shall timely notify each other and each shall timely provide the other Party or Parties, as the case may be, with reasonable assistance in the event of an examination, audit or other proceeding regarding the Final Allocation.


                   ARTICLE IV

                  The Closing


       SECTION 4.1 Time and Place of Closing. Upon the terms and subject to the satisfaction of the conditions contained in
Article VIII, the closing of the sale of the Auctioned Assets contemplated by this Agreement (the "Closing") will take place on such date as the Parties may agree, which date shall be as soon as practicable, but no later than ten Business Days, following the date on which all of the conditions set forth in Article VIII have been satisfied or waived, at the Washington, D.C. offices of Dickstein Shapiro Morin & Oshinsky LLP, or at such other place or time as the Parties may agree. The date and time at which the Closing actually occurs is hereinafter referred to as the "Closing Date".


       SECTION 4.2 Payment of Estimated Purchase Price. (a) At the Closing, Buyers will pay or cause to be paid to Seller by wire transfer of immediately available funds to an account previously designated in writing by Seller an amount in United States dollars equal to the sum of (a) $152,500,000, (b) an amount equal to the Estimated Non-Fuel Related Adjustment Amount, (c) an amount expended by Seller between the date hereof and the Closing
Date for Permitted Capital Expenditures pursuant to Section
4.2(c) (the "Estimated Purchase Price").

          (b) At least 5 Business Days prior to the Closing Date, Seller shall provide to Buyers its good faith estimate of the Final Non-Fuel Related Adjustment Amount as of the last day of the month preceding the Closing Date, which estimate shall be certified in writing by an appropriate officer of Seller (the "Estimated Non-Fuel Related Adjustment Amount").

          (c) The amount payable by Buyers to Seller pursuant to
Section 3.1(d) shall consist of the amount expended, or for which liabilities are incurred, by Seller between the date hereof and the Closing Date for capital expenditures which (i) are described on Schedule 4.2(c), (ii) are approved by Buyers, (iii) are required to be made under the Conemaugh Operating Agreement or any other Contracts to which the Seller is bound listed on
Schedule 2.2(a)(iv), or (iv) are mandated by a law or regulation of a Governmental Authority (any capital expenditures described above are the "Permitted Capital Expenditures"). On or before the Closing Date, Seller shall provide to Buyers a report which details the amounts expended by Seller between the date hereof and the Closing Date for Permitted Capital Expenditures (the "Permitted Capital Expenditure Report").

                              ARTICLE V

          Representations and Warranties of Seller

     Seller represents and warrants to Buyers as follows (all such representations and warranties, except those set forth in
Section 5.1 and 5.2, being made to the Knowledge of Seller):

       SECTION 5.1 Organization; Qualification. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia and the District of Columbia and has all requisite corporate power and authority to own, lease and operate the Auctioned Assets and to carry on the business of the Auctioned Assets as currently conducted.


       SECTION 5.2 Authority Relative to This Agreement. Seller has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Ancillary Agreements and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Seller or by a committee thereof to whom such authority has been delegated and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Seller and, assuming that this Agreement and the Ancillary Agreements constitute valid and binding agreements of Buyers and each other party thereto, subject to the receipt of the Seller Required Regulatory
Approvals and the Buyers Required Regulatory Approvals, constitute valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms.


       SECTION 5.3    Consents and Approvals; No Violation.


       (a) Subject to obtaining the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals, neither the execution and delivery of this Agreement or the Ancillary Agreements by Seller nor the sale by Seller of the Auctioned
Assets pursuant to this Agreement will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of Seller, (ii) except as set forth on
Schedule 5.3(a), result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Seller is a party or by which Seller, or any of the Auctioned Assets, may be bound, except for such defaults
(or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, create a Material Adverse Effect, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller, or the Auctioned Assets, except for such violations which would not, individually or in the aggregate, create a Material Adverse
Effect.

(b) Except for (i) the filings by Seller and Buyers (or Affiliates thereof) required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act, and
(ii) the Required Regulatory Approvals set forth on Schedule 5.3(b) attached hereto (collectively, the "Seller Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the consummation by Seller of the transactions contemplated hereby or by the Ancillary Agreements, other than such declarations, filings, registrations, notices, authorizations, consents or approvals
(A) which, if not obtained or made, would not individually or in the aggregate, create a Material Adverse Effect or (B) which relate to the Transferable Permits.

       SECTION 5.4    Personal Property.  Except for Permitted
Exceptions, Seller has good and marketable title, free and clear of all Encumbrances, to all personal property included in the Auctioned Assets.


       SECTION 5.5 Real Estate. Except for Permitted Exceptions, Seller has good and marketable title, free and clear of all Encumbrances, to all Buyer Real Estate. Schedule 5.5 contains legal descriptions of the Buyer Real Estate.


       SECTION 5.6 Certain Contracts and Arrangements. (a) Except for (i) any contract or agreement listed on Schedule 2.2(a)(iv)
(the "Material Contracts") and (ii) Contracts which will expire prior to the Closing Date or that are permitted to be entered into under this Agreement, Seller is not a party to any contract which is material to the business or operations of the Auctioned Assets.

          (b) Each Contract (i) constitutes a valid and binding obligation of Seller, and of the other parties thereto, and (ii) is in full force and effect.

          (c) Except as set forth on Schedule 5.6 attached hereto, there is not, under any of the Contracts, any default or event which, with notice or lapse of time or both, would constitute a material default by Seller, except for such events of default and other events as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, create a Material Adverse Effect.

       SECTION 5.7    Legal Proceedings.  Except as set forth on
Schedule 5.7 or in the Filed Seller SEC Documents, as of the date of this Agreement, there are no claims, actions, proceedings or investigations pending or threatened against or relating to Seller with respect to the business or operations of the Auctioned Assets, before any Governmental Authority which would, individually or in the aggregate, be reasonably expected to create a Material Adverse Effect. With respect to the business or operations of the Auctioned Assets, Seller is not, as of the date of this Agreement, subject to any outstanding judgment, rule, order, writ, injunction or decree of any Governmental Authority which could create a Material Adverse Effect. The representations and warranties of Seller set forth in this

Section 5.7 shall not apply to, and do not cover, any environmental matters which, with respect to any representations and warranties of Seller, are exclusively governed by
Section 5.9.


       SECTION 5.8 Permits; Compliance with Law. Except as set forth on Schedule 5.8 or in the Filed Seller SEC Documents, Seller is in current compliance with all Permits necessary to conduct the business and operations of the Auctioned Assets as currently conducted, and Seller is otherwise in current compliance with all laws, statutes, orders, rules, regulations, ordinances or judgments of any Governmental Authority applicable to the business and operations of the Auctioned Assets, except for such failures to comply with such Permits, or such failures to be in compliance with such laws, statutes, orders, rules, regulations, ordinances or judgments, which would not, individually or in the aggregate, create a Material Adverse Effect. The representations and warranties of Seller set forth in this Section 5.8 shall not apply to, and do not cover, any environmental matters which, with respect to any representations and warranties of Seller, are exclusively governed by Section 5.9.



       SECTION 5.9    Environmental Matters.


(a) Except as set forth in Schedule 5.9(a) or disclosed in the Filed Seller SEC Documents, Seller holds, and is in compliance with all Environmental Permits required for Seller to conduct the business and operations of the Auctioned Assets as currently conducted under applicable Environmental Laws, and Seller is otherwise in current compliance with all applicable Environmental Laws on the date hereof with respect to the business and operations of the Auctioned Assets, except for such failures to hold or comply with such Environmental Permits, or such failures to be in compliance with such applicable Environmental Laws on the date hereof, which would not, individually or in the aggregate, create a Material Adverse Effect.

(b) Except as set forth in Schedule 5.9(b) or disclosed in the Filed Seller SEC Documents, Seller has not received any written notice of a violation of any Environmental Law, or been notified that it is a potentially responsible party under the Federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar state law with respect to any real property included in the Buyer Real Estate or any Off-Site location, except for such matters under such Environmental Laws as would not, individually or in the aggregate, create a Material Adverse Effect.

(c) No Release of Hazardous Substances has occurred at, from, in, on, or under the real property included in the Buyer Real Estate that has given, or could give rise to Environmental Liabilities under Environmental Laws, except for such Environmental Liabilities which (i) are disclosed in the environmental reports set forth on Schedule 5.9(c) attached hereto, or (ii) would not, individually or in the aggregate, have a Material Adverse Effect.

For purposes of the representations and warranties made in this
Article V, the Seller specifically disclaims any representations and warranties with respect to standards of performance for new stationary sources promulgated under Section 111 of the Federal Clean Air Act, 42 U.S.C. 7411. The representations and warranties made in this Section 5.9 are the exclusive representations and warranties of the Seller relating to environmental matters as of the date hereof.

       SECTION 5.10 Brokers. No broker, finder or other person is entitled to any brokerage fees, commissions or finder's fees in connection with the transaction contemplated hereby by reason of any action taken by Seller, except Navigant Consulting, Inc. and Merrill Lynch & Co., which are acting for and at the expense of Seller.


       SECTION 5.11 Insurance. Except as set forth on Schedule 5.11 attached hereto, all material policies of fire, liability, workers' compensation and other forms of insurance owned or held by, or on behalf of, Seller and insuring any Auctioned Assets are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid (other than retroactive premiums which may be payable with respect to comprehensive general liability and workers' compensation insurance policies), and no written notice of cancellation or termination has been received by Seller with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination.


       SECTION 5.12 Disclaimers. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V, THE AUCTIONED
ASSETS ARE BEING SOLD AND TRANSFERRED "AS IS, WHERE IS", AND
SELLER IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES
WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING SUCH AUCTIONED ASSETS (INCLUDING ANY RELATING TO LIABILITIES,
OPERATIONS OF THE GENERATING FACILITY, CONDITION, VALUE OR
QUALITY OF THE AUCTIONED ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS OR OTHER INCIDENTS OF THE AUCTIONED ASSETS) OR
WITH RESPECT TO THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY,
USAGE, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH
RESPECT TO THE AUCTIONED ASSETS, OR ANY PART THEREOF, OR AS TO
THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR THE APPLICABILITY OF ANY GOVERNMENTAL
REQUIREMENTS, INCLUDING BUT NOT LIMITED TO ANY ENVIRONMENTAL
LAWS, OR WHETHER SELLER POSSESSES SUFFICIENT REAL PROPERTY OR
PERSONAL PROPERTY TO OPERATE THE AUCTIONED ASSETS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 5.9 HEREOF, SELLER
FURTHER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING THE ABSENCE OF HAZARDOUS SUBSTANCES OR LIABILITY OR POTENTIAL LIABILITY ARISING UNDER ENVIRONMENTAL LAWS WITH RESPECT
TO THE AUCTIONED ASSETS, ALL OF WHICH ARE HEREBY EXPRESSLY WAIVED
BY BUYERS.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING,
SELLER MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE

INFORMATION SET FORTH IN, OR CONTEMPLATED BY, THE INFORMATION
MEMORANDUM.


                           ARTICLE VI

            Representations and Warranties of Buyers


       Each Buyer represents and warrants to Seller (as to itself only with respect to Sections 6.1, 6.2, 6.3, 6.5, 6.9 and 6.10, and jointly and severally otherwise) as follows:


       SECTION 6.1 Organization. Allegheny is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite company power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. PPL Global is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.


       SECTION 6.2 Authority Relative to This Agreement. Each Buyer has all necessary corporate or company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Buyer of this Agreement and such Ancillary Agreements and the consummation by each Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by its Board of Directors or the Board of Directors of its Manager, as applicable, of such Buyer and no other corporate or company proceedings on the part of any Buyer are necessary to authorize this Agreement or such Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. This
Agreement and such Ancillary Agreements have been duly and validly executed and delivered by each Buyer and, assuming that this Agreement and the Ancillary Agreements constitute valid and binding agreements of Seller and each other party thereto, subject to the receipt of the Buyer Required Regulatory Approvals and the Seller Required Regulatory Approvals, this Agreement and the Ancillary Agreements constitute valid and binding agreements of each Buyer, enforceable against such Buyer in accordance with their respective terms.


       SECTION 6.3    Consents and Approvals; No Violation.


       (a) Subject to obtaining the Buyer Required Regulatory Approvals and the Seller Required Regulatory Approvals, neither the execution and delivery of this Agreement or the Ancillary Agreements to which it is party by any Buyer nor the purchase by such Buyer of the Auctioned Assets pursuant to this Agreement will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation, Certificate of Formation, Bylaws or Operating Agreement of such Buyer, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which such Buyer or any of its subsidiaries is a party or by which any of their respective assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Buyer, or any of its assets, except, in the case of clause (ii) and (iii), for such failures to obtain a necessary consent, defaults and violations which would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

       (b) Except for (i) the filings by any Buyer and Seller (or Affiliates thereof) required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act, and
(ii) the Required Regulatory Approvals set forth on Schedule 6.3 attached hereto (collectively, the "Buyer Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the consummation by any Buyer of the transactions contemplated hereby or by the Ancillary Agreements, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which relate to the Transferable Permits.

       SECTION 6.4 Availability of Funds. Each Buyer has sufficient funds available to it or has received binding written commitments
(copies of which have heretofore been delivered to Seller) from one or more nationally recognized financial institutions to provide sufficient funds on the Closing Date to pay the Estimated
Purchase Price.


       SECTION 6.5 Brokers. No broker, finder or other person is entitled to any brokerage fees, commissions or finder's fees in connection with the transaction contemplated hereby by reason of any action taken by any Buyer.


       SECTION 6.6 No Knowledge of Seller's Breach. No Buyer has Knowledge of any breach by Seller of any representation or warranty of Seller, or of any other condition or circumstance that would excuse any Buyer from its timely performance of its obligations hereunder. Each Buyer shall notify promptly Seller, with respect to Seller's representations and warranties or such other conditions or circumstances, if any such information comes to such Buyer's attention prior to the Closing.


       SECTION 6.7 Qualified Buyers. Each Buyer is qualified to obtain any Permits and Environmental Permits necessary for such Buyer to own and operate the Auctioned Assets as of the Closing Date. Without limiting the foregoing, no Buyer is aware of any reason or circumstance that would prevent such Buyer from procuring the Buyer Required Regulatory Approvals.

       SECTION 6.8 Securities Laws. Each Buyer acknowledges that the offer and sale of the Conemaugh Interest (or any portion thereof) has not been registered under the Securities Act of 1933, as amended, or any state securities laws, and affirms that it is not acquiring such ownership interest (or any portion thereof) with a view toward distribution in violation of such act or any state securities law.


       SECTION 6.9 Financial Representations. Each Buyer has provided Seller with its most recent balance sheet, income statement and statement of changes in cash flows and independent auditors reports for each of the preceding three fiscal years and most recent interim period. Such financial statements have been prepared in accordance with GAAP and fairly reflect the financial position and results of operations of such Buyer as at and for the periods therein.


       SECTION 6.10 Legal Proceedings. There are no claims, actions, proceedings or investigations pending or, to the Knowledge of any Buyer, threatened against or relating to any Buyer before any Governmental Authority which would, individually or in the aggregate, be reasonably expected to create a Buyer Material
Adverse Effect. No Buyer is subject to any outstanding judgment, rule, order, writ, injunction or decree of any Governmental
Authority which could create a Buyer Material Adverse Effect.


                        ARTICLE VII



                    Covenants of the Parties


       SECTION 7.1    Tax Exempt Financing.


       (a)  Each Buyer understands and agrees that:


         (i)  those facilities of the Seller included in the
Auctioned  Assets listed on Schedule 7.1 attached hereto (the
"Exempt  Facilities") have been financed, and refinanced, in
whole   or in part, with the proceeds of
the issuance and sale by industrial development revenue bonds or private activity bonds as set forth on Schedule 7.1 attached hereto (collectively, the "Revenue Bonds") the interest on which, with certain exceptions, is excluded from gross income for purposes of federal income taxation; and Seller is the economic obligor in respect of such bonds;

(ii) The basis for such exclusion is the use of the Exempt Facilities for the purpose of (A) the abatement or control of atmospheric pollution or contamination and/or (B) the abatement or control of water pollution or contamination, such qualifying purposes being discussed in more detail in (b) below;

(iii) The use of the Exempt Facilities for a purpose other than a qualifying purpose indicated in subsection (ii) above could impair (A) such exclusion from gross income of the interest on such bonds, possibly with retroactive effect, unless appropriate remedial action were taken (which could include prompt defeasance or redemption of such bonds) and/or (B) the deductibility of payment by Seller of interest based on the restrictions in Section 150 (b) of the Code; and

(iv) A breach by any Buyer of its obligations under this Section
7.1 could result in the incurrence by Seller of additional costs and expenses, including without limitation, increased interest costs, loss of the interest deduction for tax purposes and transaction costs relating to any refinancing, redemption and/or defeasance of all or part of the Revenue Bonds, and Buyers will be liable to Seller for such additional costs and expenses.

       (b) (i) Each Buyer agrees that it shall not use, or permit the use of, the Exempt Facilities for any purpose other than


                      (A)  abating or controlling atmospheric or
                 water pollution or contamination by removing, altering, disposing of or storing pollutants, contaminants, waste or heat, all as contemplated in U.S. Treasury Regulations
                 Section 1.103-8(g);


                      (B)  the collection, storage, treatment,
                 utilization, processing or final disposal of solid waste, all as contemplated in U.S. Treasury Regulations Section 1.103-8(f); or


                      (C)  the collection, storage, treatment,
                 utilization, processing or final disposal of sewage, all as contemplated in U.S. Treasury Regulations Section 1.103-8(f) unless such Buyer has obtained at its own expense an opinion addressed to Seller of nationally recognized bond counsel reasonably acceptable to Seller ("Bond Counsel") that such use will not impair (x) the exclusion from gross income of the interest on any issue of Revenue Bonds for Federal income tax purposes or (y) the deductibility of Seller's payments of interest based on the restrictions in Section 150(b) of the Code.


       (ii) Each Buyer reasonably expects, as of the date of this Agreement, that the Exempt Facilities will continue to be used for the qualifying purposes set forth in subsection (i) above, and for no other purpose, for the remainder of their useful lives.

                       (A)  It is expressly understood and
                 agreed that the provisions of clause (b) above shall not prohibit any Buyer from suspending the operation of the Exempt Facilities on a temporary basis, or from terminating the operation of the Exempt Facilities on a permanent basis and shutting down, retiring and/or decommissioning the Exempt Facilities; provided, however, that if the Exempt Facilities, in whole or in part, are dismantled and sold, including any sale for scrap, and if the operation of the Generating Plant served by such Exempt Facilities shall not theretofore have been, and is not then being, terminated on a permanent basis, then the proceeds of such sale of the Exempt Facilities shall within six months from the date of sale be expended to acquire replacement property to be used for the same qualifying purpose as the Exempt Facilities so sold, unless such Buyer has obtained at its own expense an opinion addressed to Seller of Bond Counsel that the failure to take this action will not impair (x) the exclusion from gross income of the interest on any issue of Revenue Bonds for Federal income tax purposes or (y) the deductibility of Seller's payments of interest based on the restrictions in Section 150(b) of the Code.


                       (B)  Each Buyer agrees that it shall not
                 issue, or have issued on its behalf, any tax-exempt bonds to finance or refinance its acquisition of the Exempt Facilities; provided that it is expressly understood and agreed that this clause (d) shall not prohibit the use of tax-exempt bonds to finance or refinance any improvement to the Exempt Facilities made after the date of acquisition or to any assets other than the Exempt Facilities.


                       (C)  Each Buyer agrees that it shall give
                 Seller at least 180 days' prior written notice of any suspension or termination of the operation of the Exempt Facilities, or any part thereof, and of any sale, exchange, transfer or other disposition of the Exempt Facilities, or any part thereof, including, but not limited to, a sale for scrap.


                       (D)  If Seller shall desire to refund any
                 Revenue Bonds, each Buyer shall cooperate with Seller and with Bond Counsel with respect to such refunding bonds and shall provide upon request any representations, agreements or covenants that are reasonably requested concerning its compliance to such date and/or in the future with the representations, agreements and covenants made herein.

                       (E)  If any Buyer shall sell, exchange,
                 transfer or otherwise dispose of the Exempt
                 Facilities to a third party, such Buyer shall cause to be included in the documentation relating to such transaction covenants and agreements on the part of such third party substantially identical to those on the part of such Buyer contained in this Section 7.1.


                       (F)  The covenants and agreements on the
                 part of each Buyer contained in this Section
                 7.1 shall continue in effect so long as any of the Revenue Bonds, including any refunding bonds issued hereafter to refund any Revenue Bonds, shall remain outstanding. Seller shall notify Buyers promptly when there shall be no Revenue Bonds outstanding.


       SECTION 7.2    Access to Information.


       (a) Between the date of this Agreement and the Closing Date, Seller will, subject to the Confidentiality Agreements, during ordinary business hours and upon reasonable notice (i) use reasonable efforts to give Buyers and their representatives reasonable access to all books, records, plants, offices and other facilities and properties constituting the Auctioned
Assets, (ii) use reasonable efforts to permit Buyers to make such reasonable inspections thereof as Buyers may reasonably request,
(iii) furnish Buyers with such financial and operating data and other information with respect to the Auctioned Assets in the possession of Seller, as Buyers may from time to time reasonably request, (iv) furnish Buyers upon request a copy of each material report, schedule or other document with respect to the Auctioned Assets filed by Seller with, or received by Seller from, the PSC or FERC; provided, however, that (A) any such activities shall be conducted in such a manner as not to interfere unreasonably with the operation of the Auctioned Assets, and without duplication by Buyers (B) Seller shall not be required to take any action which would constitute a waiver of the attorney-client privilege, and
(C) Seller need not supply Buyers with (1) any information or access which Seller is under a legal obligation not to supply (2) any information which Seller is not entitled pursuant to the terms of the Conemaugh Operating Agreement, or (3) any information which Seller has previously supplied to Buyers. Notwithstanding anything in this Section 7.2 to the contrary,
(i) Buyers shall not have the right to perform or conduct any environmental sampling or testing at, in, on, around or underneath the Auctioned Assets and (ii) Seller shall not be required to provide such access or information with respect to any Retained Asset or Retained Liabilities.

(b) From and after the Closing Date, Buyers shall retain all Operating Records (whether in electronic form or otherwise) relating to the Auctioned Assets on or prior to the Closing Date. Buyers also agree that, from and after the Closing Date, Seller shall have the right, upon reasonable request to Buyers, to have access to, or receive from Buyers copies of, any Operating Records or other information in Buyers' possession relating to the Auctioned Assets on or prior to the Closing Date and required by Seller in order to comply with applicable law. Seller shall reimburse Buyers for their reasonable costs and expenses incurred in connection with the foregoing sentence. If Buyers shall desire to dispose of any Operating Records or other information contemplated above, Buyers shall, prior to such disposition, give Seller a reasonable opportunity to segregate and remove such records and information as it may select.

       SECTION 7.3    Consents and Approvals; Transferable Permits.


       (a) The Parties shall cooperate with each other and (i) prepare and file (or otherwise effect) as soon as practicable all applications, notices, petitions and filings with respect to and
(ii) use their reasonable best efforts to obtain (A) the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals and (B) any other consents, approvals or authorizations of any other Governmental Authorities or third parties that are necessary to consummate the transactions contemplated by this Agreement or the Ancillary Agreements other than such consents, approvals, or authorizations which, if not obtained or made, would not individually or in the aggregate, create a Material Adverse Effect. Without limiting the generality of the foregoing, (1) each Party agrees to, upon the other party's request, support such other Party's applications for regulatory approvals of the purchase and sale of the Auctioned Assets contemplated by this Agreement, and (2) the Parties agree to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Ancillary Agreements, or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any Governmental Authority vacated or reversed.

(b) Upon execution of this Agreement, Seller shall commence the process of transferring to Buyers the Transferable Permits, including completing and filing applications and related documents with the appropriate Governmental Authorities. Seller hereby reserves the right to modify, alter or amend any Transferable Permit or to refuse to correct violations or deficiencies in respect of any Transferable Permit as long as such modification, alteration, amendment or refusal would not, individually or in the aggregate, create a Material Adverse Effect.

(c) Seller shall use its reasonable best efforts to cooperate with Buyers in the transfer of Transferable Permits to Buyers by Closing. If in the sole discretion of Seller, the transfer of any Transferable Permit cannot be completed by Closing, each Buyer is hereby authorized, but not required, to act as Seller's representative and agent in respect of such Transferable Permit and to do all things necessary for effecting transfer of such Transferable Permit to Buyers as soon after the Closing as is practicable, with Seller remaining the Transferable Permit "holder of record" in such case until such transfer is completed. In the case of each such Transferable Permit, Seller shall, to the maximum extent permitted by law and such Transferable Permit, enter into such reasonable arrangements with Buyers as are necessary to provide Buyers with the benefits and obligations of such Transferable Permit. If in the sole discretion of Seller, Buyers are not able to complete the transfer of any Transferable Permit after Closing without the occurrence of any event that, if such event had occurred between the execution of this Agreement and the Closing, would have created, individually or in the aggregate, a Material Adverse Effect, Seller may substitute Buyers in its place and stead as the Party responsible for completing the transfer of such Transferable Permit.

       SECTION 7.4 Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties will use its reasonable best efforts to take, or cause to be taken, as soon as possible, all action, and to do, or cause to be done, as soon as possible, all things necessary, proper or advisable under applicable laws and regulations to consummate the sale of the Auctioned Assets pursuant to this Agreement as soon as possible, including using its reasonable best efforts to ensure satisfaction of the conditions precedent to each Party's obligations hereunder. Prior to any Buyer's submission of an application with a Governmental Authority for a regulatory approval, such Buyer shall submit such application to Seller for review and comment and such Buyer shall incorporate into such application any revisions reasonably requested by Seller.
Neither of the Parties will, without prior written consent of the other Party, take or fail to take, or permit their respective Affiliates to take or fail to take, any action, which would reasonably be expected to prevent or materially impede, interfere with or delay the consummation, as soon as possible, of the transactions contemplated by this Agreement or the Ancillary Agreements.


       SECTION 7.5 Public Statements. The Parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement, the Ancillary
Agreements or the transactions contemplated hereby or thereby, and shall not issue any such public announcement, statement or other disclosure prior to such consultation, except as may be required by law.


       SECTION 7.6 Tax Matters. (a) All transfer and sales taxes (including (i) sales tax on the sale or purchase of the Auctioned Assets imposed by Governmental Authorities, (ii) transfer tax on the conveyance of interest in real property imposed by Governmental Authorities, and (iii) any petroleum business taxes and similar excise taxes on sales of petroleum based products imposed by Governmental Authorities) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Buyers. Buyers shall prepare and file in a timely manner any and all Tax Returns or other documentation relating to such taxes; provided, however, that, to the extent required by applicable law, Seller will join in the execution of any such Tax Returns or other documentation relating to any such taxes.
Buyers shall provide to Seller copies of each Tax Return described in the proviso in the preceding sentence at least
30 days prior to the date such Tax Return is required to be filed.

          (b) At Seller's election, but on no less than 10 Business Days' notice to Buyers, the transfer of some or all of the Auctioned Assets and the receipt of the amount payable to Seller pursuant to Section 3.1 hereof shall be made through a qualified intermediary in a manner satisfying the requirements of Treasury Regulation Section 1.1031(k)-1(g).

       SECTION 7.7 Control of Litigation. The Parties agree and acknowledge that Seller shall be entitled exclusively to control, defend and settle any litigation, administrative or regulatory proceeding, and any investigation or remediation activity arising out of or related to any Retained Liabilities, and each Buyer agrees to cooperate fully in connection therewith.


       SECTION 7.8 Confidentiality. Each Buyer hereby agrees to comply with its obligations to keep confidential certain information in accordance with the terms set forth in the Confidentiality Agreements.


       SECTION 7.9    Risk of Loss.


       (a) Except as otherwise provided for in this Section 7.9, from the date hereof through the Closing Date, all risk of loss or damage to the assets and properties included in the Auctioned
Assets shall be borne by Seller (other than loss or damage caused by the acts or negligence of any Buyer or any of its employees, officers, agents or representatives, which loss or damage shall be the responsibility of Buyers).

       (b) If, before the Closing Date, all or any portion of the Auctioned Assets are (1) taken by eminent domain or are the subject of a pending or (to the Knowledge of the Seller) contemplated taking which has not been consummated, or (2) damaged or destroyed by fire or other casualty, Seller shall notify Buyers promptly in writing of such fact. If the fair market value of the Auctioned Assets that are the subject of, or are adversely affected by, such taking or loss is $5,000,000 or less, (as estimated in good faith by Seller), the Parties agree that such taking or loss shall not have any effect on (or otherwise impede in any manner) the transactions contemplated hereby, and Buyers shall be entitled to an assignment of all of Seller's right, title and interest in and to any related award or insurance proceeds. If (1) the fair market value of the Auctioned Assets that are the subject of, are adversely affected by such taking or loss is in excess of $5,000,000 (as estimated in good faith by Seller in accordance with the preceding sentence) and (2) Seller has not notified Buyers of its intention to cure such taking or loss within 30 days after its occurrence, the Parties shall negotiate in good faith a fair and equitable adjustment to the Purchase Price and, upon such settlement, consummate the transactions contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within 60 days after Seller has notified Buyers of such taking or casualty, the Parties may terminate this Agreement pursuant to Section 10.1.

                    ARTICLE VIII

                    Conditions


       SECTION 8.1 Conditions Precedent to Each Party's Obligation To Effect the Purchase and Sale. The respective obligations of Buyers, on the one hand, and Seller, on the other hand, to effect the purchase and sale of the Auctioned Assets shall be subject to the satisfaction or waiver by such Party or Parties, as the case may be, on or prior to the Closing Date of the following conditions:


       (a) all Seller Required Regulatory Approvals and Buyer Required Regulatory Approvals shall have been obtained by Seller and Buyers, as the case may be, and all conditions to effectiveness prescribed therein or otherwise by law, regulation or order shall have been satisfied by such Parties; provided, that Seller will not be required to close if any Seller Required Regulatory Approval contains terms and conditions that create a Regulatory Material Adverse Effect;

       (b) no preliminary or permanent injunction or other order or decree by any Federal or state court of competent jurisdiction and no statute or regulation enacted by any Governmental
Authority prohibiting the consummation of the purchase and sale of the Auctioned Assets (collectively, "Restraints") shall be in effect; and

       (c) the execution and delivery of each Ancillary Agreement, by each Party thereto.

       SECTION 8.2 Conditions Precedent to Obligation of Buyers To Effect the Purchase and Sale. The obligation of Buyers to effect the purchase and sale of the Auctioned Assets contemplated by this Agreement shall be subject to the satisfaction or waiver by Buyers on or prior to the Closing Date of the following additional conditions:


       (a) Seller shall have performed its covenants and agreements contained in this Agreement which are required to be performed on or prior to the Closing Date, except where the failure to perform such covenants and agreements would not, individually or in the aggregate, create a Material Adverse Effect;

       (b) the representations and warranties of Seller which are set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not, individually or in the aggregate, create a Material Adverse Effect;

       (c) Buyers shall have received a certificate from an authorized officer of Seller, dated the Closing Date, to the effect that, to the best of such officer's Knowledge, the conditions set forth in Section 8.2(a) and (b) have been satisfied;

       (d) Buyers shall have received (i) the limited warranty deed of conveyance substantially in the form of Exhibit C, and
(ii) an opinion from Dickstein Shapiro Morin & Oshinsky LLP or other counsel reasonably acceptable to Buyers, dated the Closing

Date, and reasonably satisfactory in form and substance to Buyers covering the matters set forth in Exhibit D; and

      (e) Buyers shall have received a Foreign Investment in Real Property Tax Act Certification and Affidavit, executed by Seller.

       SECTION 8.3 Conditions Precedent to Obligation of Seller To Effect the Purchase and Sale. The obligation of Seller to effect the purchase and the sale of the Auctioned Assets contemplated by this Agreement shall be subject to the satisfaction or waiver by Seller on or prior to the Closing Date of the following additional conditions:


       (a) Each Buyer shall have performed its covenants and agreements contained in this Agreement which are required to be performed on or prior to the Closing Date, except where the failure to perform such covenants and agreements would not, individually or in the aggregate, create a Buyer Material Adverse Effect;

        (b) the representations and warranties of each Buyer which are set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Buyer Material Adverse Effect" set forth therein) would not, individually or in the aggregate, create a Buyer Material Adverse Effect;

         (c) Seller shall have received a certificate from an authorized officer of each Buyer, dated the Closing Date, to the effect that, to the best of such officer's Knowledge, the conditions set forth in Section 8.3(a) and (b) have been satisfied;

          (d) Seller shall have received an opinion from Jones, Day, Reavis and Pogue or other counsel reasonably acceptable to Seller, dated the Closing Date, and reasonably satisfactory in form and substance to Seller covering the matters set forth in Exhibit E; and

          (e) Buyers shall have been joined as parties to the Conemaugh Operating Agreement (and PPL Global hereby agrees to enter into, and support Seller in obtaining from the remaining parties to the Conemaugh Operating Agreement, an irrevocable release of Seller from any and all liabilities and obligations under the Conemaugh Operating Agreement effective from and after the Closing Date in respect of the Auctioned Assets).

                           ARTICLE IX
             Indemnification and Dispute Resolution


       SECTION 9.1    Indemnification.


       (a) Seller will indemnify and hold harmless each Buyer and its Affiliates and their respective directors, officers, employees and agents (collectively with each Buyer and its Affiliates, the "Buyer Indemnitees") from and against any and all claims, demands or suits by any person, and all losses, liabilities, damages, obligations, payments, costs and expenses
(including reasonable legal fees and expenses and including costs and expenses incurred in connection with investigations and settlement proceedings) (each, an "Indemnifiable Loss"), as incurred, asserted against or suffered by any Buyer Indemnitee relating to, resulting from or arising out of:


(i) any breach by Seller of any covenant or agreement of Seller contained in this Agreement or, prior to their expiration in accordance with Section 11.3, the representations and warranties contained in Sections 5.1, 5.2, 5.3 and 5.10 hereof;

(ii) the Retained Liabilities; or

(iii)any breach by Seller of any Ancillary Agreement.

       (b) Buyers will jointly and severally (except as contemplated by Section 11.14 hereof) indemnify and hold harmless Seller and its Affiliates and their respective directors, officers, trustees, employees and agents (collectively with Seller and its Affiliates, the "Seller Indemnitees") from and against any and all Indemnifiable Losses, as incurred, asserted against or suffered by any Seller Indemnitee relating to, resulting from or arising out of:


(i) any breach by any Buyer of any covenant or agreement of such Buyer contained in this Agreement or, prior to their expiration in accordance with Section 11.3, the representations and warranties contained in Sections 6.1, 6.2, 6.3 and 6.5 hereof;

(ii) the Assumed Obligations;

(iii)any obligation resulting from an action or inaction of any Buyer (A) under any Contract or warranty pursuant to
Section 2.4(b) (whether acting as principal or representative and agent for Seller pursuant to Section 2.4(b) or otherwise) or
(B) pursuant to any Transferable Permit in respect of which Seller remains the holder of record after the Closing Date pursuant to Section 7.3(c);

(iv) any transfer, sales or excise tax obligations imposed on the Seller; or

(v)  any breach by a Buyer of any Ancillary Agreement.

       (c) The amount of any Indemnifiable Loss shall be reduced to the extent that the relevant Buyer Indemnitee or Seller Indemnitee (each, an "Indemnitee") receives any insurance proceeds with respect to an Indemnifiable Loss and shall be
(i) increased to take account of any Tax Cost incurred by the Indemnitee arising from the receipt of indemnity payments hereunder and (ii) reduced to take account of any Tax Benefit realized by the Indemnitee arising from the incurrence or payment of any such Indemnifiable Loss. If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other person, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith, will promptly be repaid by the Indemnitee to the Party required to provide indemnification hereunder (the "Indemnifying Party") with respect to such Indemnifiable Loss.

      (d) To the fullest extent permitted by law, neither Party nor any Buyer Indemnitee or any Seller Indemnitee shall be liable to the other Party or any other Buyer Indemnitee or Seller Indemnitee for any claims, demands or suits for consequential, incidental, special, exemplary, punitive, indirect or multiple damages connected with or resulting from any breach after the Closing Date of this Agreement or the Ancillary Agreements (other than breach of this Article IX), or any actions undertaken in connection with or related hereto or thereto, including any such damages which are based upon breach of contract, tort (including negligence and misrepresentation), breach of warranty, strict liability, statute, operation of law or any other theory of recovery.

        (e) The rights and remedies of the Parties under this
Article IX are, solely as between Seller, on the one hand, and Buyers, on the other hand, exclusive and in lieu of any and all other rights and remedies which such Parties may have under this Agreement, the Ancillary Agreements or otherwise for monetary relief with respect to (i) any breach of, or failure to perform, any covenant or agreement set forth in this Agreement or the Ancillary Agreements by a Party, (ii) any breach of any representation or warranty by a Party, (iii) the Assumed Obligations or the Retained Liabilities, and (iv) any obligation in respect of Section 2.4 or Section 7.3. Each Party agrees that the previous sentence shall not limit or otherwise affect any non-monetary right or remedy which Party may have under this Agreement or the Ancillary Agreements or otherwise limit or affect any Party's right to seek equitable relief, including the remedy of specific performance.

       (f) The Parties agree that, notwithstanding Section 9.1(e), each Party shall retain, subject to the other provisions of this Agreement, including Sections 9.1(d) and 11.3, all remedies at law or in equity with respect to (i) fraud or willful or intentional breaches of this Agreement or the Ancillary
Agreements and (ii) gross negligence or willful or wanton acts or omissions to act of any Indemnitee (or any contractor or subcontractor thereof) on or after the Closing Date.

       (g) The Parties agree that Seller, on the one hand, and Buyers, on the other hand, shall not be responsible to the other for any Indemnifiable Loss (relating to the breach of representations and warranties made by such Party hereunder) pursuant to Section 9.1(a)(i) or Section 9.1(b)(i), as the case may be, unless and until the aggregate amount of Seller's or Buyers' (as applicable) Indemnifiable Losses exceeds $5,000,000. Notwithstanding the foregoing, the aggregate maximum liability of the Seller to indemnify the Buyers for Indemnifiable Losses (relating to the breach of representations and warranties made by Seller hereunder) pursuant to Section 9.1(a)(i) shall not exceed an amount in excess of twenty percent (20%) of the Purchase Price paid by the Buyers to the Seller. In addition, Seller shall not be liable for any costs and expenses constituting Indemnifiable Losses (e.g., fees and expenses of counsel, accountants, experts and other similar costs) in excess of such costs that would have been reasonably incurred if there was a single Buyer hereunder.

       SECTION 9.2    Third Party Claims Procedures.


       (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any person who is not a Party or an Affiliate of a Party (a "Third Party Claim") with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 20 Business Days after the Indemnitee's receipt of notice of such Third Party Claim; provided, however, that a failure to give timely notice will not affect the rights or obligations of any Indemnitee except if, and only to the extent that, as a result of such failure, the Indemnifying Party was actually prejudiced.
Such notice shall describe the nature of the Third Party Claim in reasonable detail and will indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee.

        (b) If a Third Party Claim is made against an Indemnitee, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party;
provided, however, that such counsel is not reasonably objected to by the Indemnitee; and provided further that the Indemnifying Party first admits in writing its liability to the Indemnitee with respect to all material elements of such claim. Should the Indemnifying Party so elect to assume the defense of a Third
Party Claim, the Indemnifying Party will not be liable to the Indemnitee for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof. If the Indemnifying Party elects to assume the defense of a Third Party

Claim, the Indemnitee will (i) cooperate in all reasonable respects with the Indemnifying Party in connection with such defense, (ii) not admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the Indemnifying Party's prior written consent and (iii) agree to any settlement, compromise or discharge of a Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and releases the Indemnitee completely in connection with such Third Party Claim. In the event the Indemnifying Party shall assume the defense of any Third Party Claim, the Indemnitee shall be entitled to participate in (but not control) such defense with its own counsel at its own expense. If the Indemnifying Party does not assume the defense of any such Third Party Claim, the Indemnitee may defend the same in such manner as it may deem appropriate, including settling such claim or litigation after giving notice to the Indemnifying Party of the terms of the proposed settlement and the Indemnifying Party will promptly reimburse the Indemnitee upon written request. Anything contained in this Agreement to the contrary notwithstanding, no Indemnifying Party shall be entitled to assume the defense of any Third Party Claim if such Third Party Claim seeks an order, injunction or other equitable relief or relief for other than monetary damages against the Indemnitee which, if successful, would materially adversely affect the business of the Indemnitee.

                            ARTICLE X




                           Termination


       SECTION 10.1   Termination.


       (a) This Agreement may be terminated at any time prior to the Closing by an instrument in writing signed on behalf of each of the Parties.

       (b) This Agreement may be terminated by Seller, on the one hand, or Buyers, on the other hand, if the Closing shall not have occurred on or before the date that is 12 months from the date of this Agreement (the "Termination Date"); provided, however, that the right to terminate this Agreement pursuant to this Section
10.1(b) shall not be available (1) to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date, or (2) to Buyers if the Seller has provided
Buyers with written notice of its election to postpone the Closing for up to an additional 12-month period in the event that all conditions precedent to Closing set forth in Article VIII have been satisfied except with respect to those conditions set forth in Section 8.1(a).

      (c) This Agreement may be terminated by Seller, on the one hand, or Buyers, on the other hand, if a Restraint having any of the effects set forth in Section 8.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 10.1(c) shall have used its reasonable best efforts to prevent the entry of and to remove such Restraint.
(d) This Agreement may be terminated by the Party entitled to do so under the provisions of Section 7.9(b).

                         ARTICLE XI

                 Miscellaneous Provisions


       SECTION 11.1 Expenses. Except to the extent specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.


       SECTION 11.2 Amendment and Modification; Extension; Waiver. This Agreement may be amended, modified or supplemented only by an instrument in writing signed on behalf of each of the Parties. Seller, on the one hand, and Buyers, on the other hand, may
(i) extend the time for the performance of any of the obligations or other acts of any other Party, (ii) waive any inaccuracies in the representations and warranties of any other Party contained in this Agreement or (iii) waive compliance by any other Party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of a Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.


       SECTION 11.3 No Survival of Representations or Warranties. Each and every representation and warranty contained in this Agreement, other than the representations and warranties contained in Sections 5.1, 5.2, 5.3 and 5.10 and 6.1, 6.2, 6.3
and 6.5 (which representations and warranties shall survive for 12 months from the Closing Date), shall expire with, and be terminated and extinguished by the Closing and no such representation or warranty shall survive the Closing Date. From and after the Closing Date, none of the Parties or any officer, director, trustee or Affiliate of any of them shall have any liability whatsoever with respect to any such representation or warranty. The expiration of the representations and warranties contained in Sections 5.1, 5.2, 5.3 and 5.10 and 6.1, 6.2, 6.3
and 6.5 shall not affect the Parties' obligations under
Article IX if the Indemnitee provided the Indemnifying Party with proper notice of the claim or event for which indemnification is sought prior to such expiration.


       SECTION 11.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (as of the time of delivery or, in the case of a telecopied communication, of confirmation) if delivered personally, telecopied (which is confirmed) or sent by overnight courier
(providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

          if to Seller, to:

                     Potomac Electric Power Company
                     1900 Pennsylvania Avenue, N.W.
                     Washington, D.C.  20068
                     Telecopier:  (202) 261-7889
                     Attention:  William T. Torgerson, General Counsel

          with a copy on or prior to the Closing Date to:

                     Dickstein Shapiro Morin & Oshinsky LLP
                     2101 L Street, N.W.
                     Washington, D.C.  20037
                     Telecopier:  (202) 887-0689
                     Attention:  Kenneth M. Simon, Esq.

          if to Buyers, to:

               Allegheny Energy Supply Company, LLC
               800 Cabin Hill Drive
               Greensburg, Pennsylvania  15601
               Telecopier:  (724) 830-5184
               Attention:  Patricia J. Clark

               and:

               Allegheny Energy Supply Company, LLC
               Box 1000, RR12
               Roseytown Road
               Greensburg, Pennsylvania  15601
               Telecopier:  (724) 853-3788
               Attention:  David C. Benson

               PPL Global, Inc.
               11350 Random Hills Road, Suite 400
               Fairfax, Virginia  22030
               Telecopier:  (730) 293-2659
               Attention:  Robert W. Burke


     with a copy on or prior to the Closing Date to:

               Jones, Day, Reavis & Pogue
               599 Lexington Avenue
               32nd Floor
               New York, NY  10022
               Telecopier:  (212) 755-7306
               Attention:  William J. Henze, Jr., Esq.




       SECTION 11.5   Assignment; No Third Party Beneficiaries.


       (a) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party, including by operation of law, without the prior written consent of the other Party, except (i) in the case of Seller (A) to an Affiliate of Seller or a third party in connection with the transfer of the Transmission System to such Affiliate or third party or (B) to a lending institution or trustee in connection with a pledge or granting of a security interest in all or any part of the Transmission System and this Agreement and (ii) in the case of either Buyer (A) to an Affiliate of such Buyer in connection with the transfer of the

Auctioned Assets to such Affiliate, (B) to a lending institution or trustee in connection with a pledge or granting of a security interest in the Auctioned Assets and this Agreement and (C) to a special purpose entity, grantor trust, business trust, limited liability company, corporation or partnership (the beneficial owners of which need not be affiliated with such Buyer) in connection with the acquisition of the Auctioned Assets by such entity for purposes of facilitating a financing through a secured or unsecured loan, lease financing or synthetic lease financing (provided that the representations and warranties of Buyers pursuant to Article VI hereof shall continue to be true and correct, without modification, as if made by such entity as of the time of assignment, and such assignment and any transactions in connection therewith shall not limit the rights, expand the obligations or otherwise adversely affect the rights and obligations of Seller hereunder); provided, however, that no assignment or transfer of rights or obligations by either Party shall relieve it from the full liabilities and the full financial responsibility, as provided for under this Agreement, unless and until the transferee or assignee shall agree in writing to assume such obligations and duties and Seller or Buyers, as applicable, has consented in writing to such assumption.

      (b) Nothing in this Agreement is intended to confer upon any other person except the Parties any rights or remedies hereunder or shall create any third party beneficiary rights in any person.

       SECTION 11.6       Governing Law.  This Agreement shall be
governed by and construed in accordance with the laws of the District of Columbia (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).


       SECTION 11.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


       SECTION 11.8 Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article or Section of, or Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation" or equivalent words. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in the Ancillary Agreements and any certificate or other document made or delivered pursuant hereto or thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Each Party acknowledges that it has been represented by counsel in connection with the review and execution of this Agreement and, accordingly, there shall be no presumption that this Agreement or any provision hereof be construed against the Party that drafted this Agreement.

     SECTION 11.9  Jurisdiction and Enforcement.


       (a) Each of the Parties irrevocably submits to the exclusive jurisdiction of (i) the Superior Court of the District of Columbia and (ii) the United States District Court for the District of Columbia, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the District of Columbia or, if such suit, action or proceeding may not be brought in such court for jurisdictional reasons, in the Superior Court of the District of Columbia. Each of the Parties further agrees that service of process, summons, notice or document by hand delivery or U.S. registered mail at the address specified for such Party in
Section 11.4 (or such other address specified by such Party from time to time pursuant to Section 11.4) shall be effective service of process for any action, suit or proceeding brought against such Party in any such court. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Superior Court of the District of Columbia and (ii) the United States District Court for the District of Columbia, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

       (b) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any Ancillary Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or any Ancillary Agreement and to enforce specifically the terms and provision of this Agreement or any Ancillary Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

       SECTION 11.10 Entire Agreement. This Agreement, the Confidentiality Agreements and the Ancillary Agreements including the Exhibits, Schedules, documents, certificates and instruments referred to herein or therein and other contracts, agreements and instruments contemplated hereby or thereby, embody the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein or therein. This Agreement and the Ancillary Agreements supersede all prior agreements and understandings between the Parties with respect to the transactions contemplated by this Agreement other than the Confidentiality Agreement.


       SECTION 11.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.


       SECTION 11.12       Conflicts.   Except as expressly otherwise
provided herein or therein, in the event of any conflict or inconsistency between the terms of this Agreement and the terms of any Ancillary Agreement, the terms of this Agreement shall prevail.


       SECTION 11.13 Seller's Interest in Conemaugh Station. The Parties acknowledge and agree that Seller owns and holds an undivided nine and seventy-two hundredths percent (9.72%) interest as tenant in common of the Conemaugh Station ("Seller's Interest"), and Buyers are each acquiring a fifty percent (50%) tenant-in-common interest in Seller's Interest. All references in this Agreement to Seller's right, title and interest in, to and under the Auctioned Assets, and the rights, liabilities and obligations, in connection therewith, shall be construed in this context.


       SECTION 11.14 Joint and Several Liability. Notwithstanding any provision in this Agreement to the contrary, all liabilities and obligations of the Buyers under this Agreement shall be joint and several except with respect to each Buyer's indemnification obligation to Seller for breaches of representations and warranties made by such Buyer pursuant to Sections 6.1, 6.2, 6.3, 6.5, 6.9 and 6.10 hereof.

       IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                POTOMAC ELECTRIC POWER COMPANY


                                By:____________________________
                                     Name:
                                     Title:


                                ALLEGHENY ENERGY SUPPLY COMPANY,
                                LLC


                                By:____________________________
                                     Name:
                                     Title:


                                PPL GLOBAL, INC.


                                By:____________________________
                                     Name:
                                     Title:

                         )
DISTRICT OF COLUMBIA     )  SS:
                         )

     The undersigned, a Notary Public in and for the jurisdiction aforesaid, does hereby certify that ______________, personally known to me (or satisfactorily proven) to be the person who signed as an authorized officer of Seller named in the foregoing Instrument, personally appeared before me in said jurisdiction, and as such authorized officer and by virtue of the authority vested in him by said Instrument, acknowledged the same to be the act and deed of said corporation, and that he executed and delivered the same as such.

     WITNESS my hand and official seal this ___ day of ___________, 2000.



                                   ______________________________
My Commission Expires:             Notary Public in and for
                                   the District of Columbia

                         )
DISTRICT OF COLUMBIA     )  SS:
                         )

     The undersigned, a Notary Public in and for the jurisdiction aforesaid, does hereby certify that ______________, personally known to me (or satisfactorily proven) to be the person who signed as an authorized officer of Allegheny Energy Supply Company, LLC named in the foregoing Instrument, personally appeared before me in said jurisdiction, and as such authorized officer and by virtue of the authority vested in him by said Instrument, acknowledged the same to be the act and deed of said corporation, and that he executed and delivered the same as such.

     WITNESS my hand and official seal this ___ day of ___________, 2000.



                                   ______________________________
My Commission Expires:                  Notary Public in and for
                                   the District of Columbia

                         )
DISTRICT OF COLUMBIA     )  SS:
                         )

     The undersigned, a Notary Public in and for the jurisdiction aforesaid, does hereby certify that ______________, personally known to me (or satisfactorily proven) to be the person who signed as an authorized officer of PPL Global, Inc. named in the foregoing Instrument, personally appeared before me in said jurisdiction, and as such authorized officer and by virtue of the authority vested in him by said Instrument, acknowledged the same to be the act and deed of said corporation, and that he executed and delivered the same as such.

     WITNESS my hand and official seal this ___ day of ___________, 2000.



                                   ______________________________
My Commission Expires:             Notary Public in and for
                                   the District of Columbia

                                                     Schedule 1.1

                           Definitions


       "Accountants" shall have the meaning set forth in Section
3.2(b).


       "Adjustment Date" shall have the meaning set forth in
Section 3.2(c).


       "Adjustment Statement" shall have the meaning set forth in
Section 3.2(a).


       "Affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.


       "Agreement" shall have the meaning set forth in the Preamble.


       "Allocation" shall have the meaning set forth in Section
3.3.


       "Ancillary Agreements" means the Assignment and Assumption Agreement, Bill of Sale, the deeds contemplated by
Section 8.2(d)(i) and any other agreement to which Buyers and Seller are party and which is expressly identified by its terms as an Ancillary Agreement hereunder.


       "Applicable Law" shall have the meaning set forth in
Section 3.3.


       "Assignment and Assumption Agreement" means that Assignment and Assumption Agreement, to be entered into at the Closing by Buyers and Seller, in substantially the form as Exhibit A attached to the Agreement.


        "Assumed Consent Order Obligations" shall have the meaning set forth in Section 2.3(a)(iv).


       "Assumed Obligations" shall have the meaning set forth in
Section 2.3(a).


       "Auctioned Assets" shall have the meaning set forth in
Section 2.2(a).


       "Bill of Sale" means that certain Bill of Sale, to be entered into at the Closing by Buyers and Seller, in substantially the form as Exhibit B attached to the Agreement.


       "Business Day" means any day other than Saturday, Sunday and any day which is a legal holiday or a day on which banking institutions in Washington, DC are authorized or required by law or other action of a Governmental Authority to close.


       "Buyers" shall have the meaning set forth in the Preamble to the Agreement.


       "Buyer Indemnitees" shall have the meaning set forth in
Section 9.1(a).

       "Buyer Material Adverse Effect" means any change or event which would have a material adverse effect on the ability of the applicable Buyer to consummate the transactions contemplated by, and discharge its obligations under, the Agreement and the Ancillary Agreements.


       "Buyer Real Estate" shall have the meaning set forth in
Section 2.2(a)(i).


       "Buyer Required Regulatory Approvals" shall have the meaning set forth in Section 6.3(b).


       "Buyer's Facilities" means those facilities of Buyers situated on the Conemaugh Switchyard and the Conemaugh
Transmission Line.


       "Closing" shall have the meaning set forth in
Section 4.1.


       "Closing Adjustment Amount" shall have the meaning set forth in Section 3.2(c).


       "Closing Date" shall have the meaning set forth in
Section 4.1.


       "Code" means the Internal Revenue Code of 1986, as amended.


       "Conemaugh Operating Agreement" means that certain Operating Agreement, dated December 1, 1967, originally entered into among Pennsylvania Electric Company, Atlantic City Electric Company, Baltimore Gas and Electric Company, Delmarva Power & Light Company, Metropolitan Edison Company, Pennsylvania Power & Light Company, Philadelphia Electric Company, Potomac Electric Power Company, Public Service Electric and Gas Company and UGI Corporation, with respect to the ownership and operation of Conemaugh Station, as amended from time to time.


       "Conemaugh Station" means that approximately 1,711 MW coal-fired generating facility known as the Conemaugh Station, located on the Conemaugh River in Indiana County, Pennsylvania, and related properties and assets (excluding Seller's Interest in the Conemaugh Switchyard and Conemaugh Transmission Line).


       "Conemaugh Switchyard" means that certain 500kV switchyard, as more fully described on Schedule 2.2(b)(i) attached hereto.


       "Conemaugh Transmission Line" means that certain 500kV transmission line, as more fully described on Schedule 2.2(b)(i) attached hereto.


       "Confidentiality Agreements" means, collectively, the
Confidentiality Agreements dated January 25, 2000 and February 4,
2000 between Seller and Allegheny and Seller and PPL Global, respectively.

       "Contracts" shall have the meaning set forth in
Section 2.2(a)(iv).


       "DCPSC" means the Public Service Commission of the District of Columbia.


       "Disposed Items" shall have the meaning set forth in
Section 2.3(a)(iii).


       "Easement and License Agreement" means that (i) certain Conemaugh Switching Station Easement and License Agreement being negotiated by and among (i) Atlantic City Electric Company, Baltimore Gas & Electric Company, Delmarva Power & Light Company, Sithe Pennsylvania Holdings, LLC, PP&L, Inc., PECO Energy Company, UGI Development Company, the Seller and Public Service Electric & Gas Company, in their capacity as generating station owners, and (ii) Atlantic City Electric Company, Baltimore Gas & Electric Company, Delmarva Power & Light Company, Metropolitan Edison Company, PP&L, Inc., PECO Energy Company, UGI Utilities, Inc., the Seller and Public Service Electric & Gas Company, in their capacity as switching station owners, or (ii) in lieu of such an agreement, any agreement or arrangement entered into by such parties in accordance with the terms of that certain Interconnection Agreement, dated November 19, 1999, by and among the aforementioned parties, as the exclusive statement between and among each and all of such generating station owners and each and all of such switching station owners as to the easements, access and other similar real property rights between and among themselves with respect to the Conemaugh Station.


       "Emission Reduction Credits" means credits, in units that are established by the environmental regulatory agency with jurisdiction over the Conemaugh Station that has obtained the credits, resulting from a reduction in the emissions of air pollutants from an emitting source or facility (including, and to the extent allowable under applicable law, reductions from retirements, control of emissions beyond that required by applicable law and fuel switching), that: (i) have been certified by the Pennsylvania Department of Environmental Protection as complying with the law and regulations of the Commonwealth of Pennsylvania governing the establishment of such credits; or (ii) have been certified by any other applicable regulatory authority as complying with the law and regulations governing the establishment of such credits. Emission Reduction Credits include certified air emissions reductions, as described above, regardless of whether the regulatory agency certifying such reductions designates such certified air emissions reductions by a name other than "emissions reduction credits".


       "Encumbrances" means any mortgages, pledges, liens, security interests, conditional and installment sale agreements, activity and use limitations, exceptions, conservation easements, rights-of-way, deed restrictions, encumbrances and charges of any kind.


       "Environmental Laws" means all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives or orders (including consent orders) and Environmental Permits, in each case, relating to pollution or protection of the environment or natural resources, including laws relating to Releases or threatened Releases, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, arrangement for disposal, transport, recycling or handling, of Hazardous Substances.


       "Environmental Liability" means all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs, including:
(i) remediation costs, engineering costs, environmental consultant fees, laboratory fees, permitting fees, investigation costs and defense costs and attorneys' fees and expenses; (ii) any claims, demands and causes of action relating to or resulting from any personal injury (including wrongful death, pain, suffering and loss of consortium), property damage (real or personal) (including nuisance, trespass and diminution of value) or natural resource damage; and (iii) any penalties, fines or costs associated with the failure to comply with any Environmental Law.


       "Environmental Permits" means the permits, licenses, consents, approvals and other governmental authorizations with respect to Environmental Laws relating primarily to the power generation operations of the Generating Facility.


       "Estimated Non-Fuel Related Adjustment Amount" shall have the meaning set forth in Section 4.2(b).


       "Estimated Purchase Price" shall have the meaning set forth in Section 4.2(a).


       "Exempt Facilities" means those certain facilities included in the Auctioned Assets which are listed on Schedule 7.1 attached to the Agreement.


       "FERC" means the Federal Energy Regulatory Commission.


       "Filed Seller SEC Documents" means the reports, schedules, forms, statements and other documents filed by Seller with the Securities and Exchange Commission, and publicly available prior to the date of the Agreement.


       "Final Allocation" shall have the meaning set forth in
Section 3.3.


       "Final Fuel Related Adjustment Amount" shall have the meaning set forth in Section 3.2(a).


       "Final Non-Fuel Related Adjustment Amount" shall have the meaning set forth in Section 3.2(a).


       "GAAP" shall have the meaning set forth in Section 1.2.


       "Generating Facility" means the Conemaugh Station and related facilities, as more fully described on
Schedule 2.2(a)(iii) attached to the Agreement.

       "Governmental Authority" means any court, administrative or regulatory agency or commission or other governmental entity or instrumentality, domestic, foreign or supranational or any department thereof.


       "Greenhouse Gas Emission Reduction Credits" mean with respect to a Federal or state law or regulation that imposes, or may at any time after the Closing Date impose, a quantitative limitation on greenhouse gas emissions, or taxes such emissions, an authorization to emit a unit of greenhouse gases or a credit against such quantitative limit or taxes with respect to recognized reductions in greenhouse gases, where greenhouse gases include carbon dioxide, methane, nitrous oxide, hydrofluorcarbons, perfluorocarbons, and/or sulfur hexafluoride.


       "Hazardous Substances" means (i) any petrochemical or petroleum products, crude oil or any fraction thereof, ash, radioactive materials, radon gas, asbestos in any form, urea formaldehyde foam insulation or polychlorinated biphenyls, (ii) any chemicals, materials, substances or wastes defined as, included in, or that are alleged or determined by any Person or Governmental Authority to be included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "PCBs," "contaminants," "asbestos" or "pollutants" or similar term in any Environmental Law, (iii) any other chemical, material, substance or waste which is prohibited, limited or regulated by any Environmental Law, or (iv) any noise, electromagnetic radiation, and any other substance or energy which causes or is alleged to cause personal injury (including wrongful death, pain, suffering and loss of consortium) or property damage (including nuisance, trespass and diminution of value).


       "HSR Act" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended.


       "Income Tax" means any Federal, state, local or foreign Tax or surtax (i) based upon, measured by or calculated with respect to income, profits or receipts or (ii) based upon, measured by or calculated with respect to multiple bases (including corporate franchise taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (i), in each case, together with any interest, penalties, or additions to such Tax.


       "Indemnifiable Loss" shall have the meaning set forth in
Section 9.1(a).


       "Indemnifying Party" shall have the meaning set forth in
Section 9.1(c).


       "Indemnitee" shall have the meaning set forth in
Section 9.1(c).


       "Information Memorandum" means the Information
Memorandum, prepared on behalf of the Seller, describing the Generating Facility, and the materials delivered with such Information Memorandum, as such Information Memorandum and such materials may have been amended or supplemented.

       "Knowledge" means the actual knowledge of the directors and executive officers of the specified Person, which directors and executive officers are charged with the responsibility for the particular function as of the date of the Agreement, or with respect to any certificate delivered pursuant to the Agreement, the date of delivery of such certificate.


       "MAAC" means the Mid-Atlantic Area Council.


        "Material Adverse Effect" means any change, or effect on the Auctioned Assets, that, individually or in the aggregate, causes the value of the Auctioned Assets to decrease by more than ten percent (10%) as compared to the value of the Auctioned Assets immediately prior to the occurrence of such change or effect, other than (i) any change or effect resulting from changes in the international, national, regional or local wholesale or retail energy, capacity or ancillary services electric power markets, (ii) any change or effect resulting from changes in the international, national, regional or local markets for fuel, (iii) any change or effect resulting from changes in the national, regional or local electric transmission systems,
(iv) any change or effect resulting from any bid cap, price limitation, market power mitigation measure, or other regulatory or legislative measure in respect of transmission services or the wholesale or retail energy, capacity or ancillary services markets adopted or approved by FERC, PSC or any other Governmental Authority or proposed by any person, (v) any change or effect resulting from any regulation, rule, procedure or order adopted or proposed by or with respect to, or related to, the PJM, (vi) any change or effect resulting from any action or measure taken or adopted, or proposed to be taken or adopted, by any local, state, regional, national or international reliability organization, (vii) any changes in law, or any judgments, orders or decrees that apply generally to similarly situated Persons, and (viii) any materially adverse change in or effect on the Auctioned Assets which is cured by Seller before the Closing Date. For purposes of determining the occurrence of a Material Adverse Effect, the initial value of the Auctioned Assets shall be the amount set forth in clause (a) of Section 3.1.


       "Material Contracts" shall have the meaning set forth in
Section 5.6(a).


       "MDPSC" means the Public Service Commission of the State of Maryland.


       "NERC" means North American Electric Reliability Council or any successor thereto.


       "NOx Allowances" means nitrogen oxide allowances that have been allocated to the Conemaugh Station by the Pennsylvania Department of the Environment Protection under its NOx Budget Program authorizing the emission of one ton of nitrogen oxide during the specified control period.


       "Off-Site" means any location except (i) the Auctioned Assets and any adjoining properties and (ii) any location to or under which Hazardous Substances present or disposed on the Auctioned Assets or any adjoining properties, waterways or airspaces have migrated or may migrate in the future.

       "Operating Records" shall have the meaning set forth in
Section 2.2(a)(viii).


       "Party" shall have the meaning set forth in the Preamble.


       "Permits" means the permits, licenses, consents, approvals and other governmental authorizations (other than with respect to Environmental Laws) relating primarily to the power generation operations of the Generating Facility.


       "Permitted Capital Expenditures" shall have the meaning set forth in Section 4.2(c).


       "Permitted Exceptions" means (i) all exceptions, restrictions, easements, charges, rights-of-way and monetary and nonmonetary encumbrances which are set forth in any Permits or Environmental Permits, (ii) statutory liens for current taxes or assessments not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings,
(iii) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Seller or the validity of which are being contested in good faith by appropriate proceedings, (iv) purchase money security interests in respect of personal property arising or incurred in the ordinary course of business, (v) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, (v) all facts that would be disclosed by an accurate survey and physical inspection of the Buyer Real Estate, (vi) Encumbrances, easements or other restrictions created pursuant to or contemplated by any Contracts listed on Schedule 2.2(a)(iv) attached hereto; (vii) Encumbrances, easements or other restrictions created pursuant to or contemplated by any Ancillary Agreement, (viii) Encumbrances of record (other than Encumbrances securing indebtedness for money borrowed of Seller which are not covered by any other clause of this definition) or Encumbrances otherwise disclosed to Buyers in the Agreement or the Ancillary Agreements with respect thereto, (ix) restrictions and regulations imposed by the PJM, any Governmental Authority or any local, state, regional, national or international reliability council and (x) such other Encumbrances or imperfections in or failure of title which would not, individually or in the aggregate, create a Material Adverse Effect.


       "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization or Governmental Authority.


       "PJM" means the Pennsylvania-New Jersey-Maryland interconnected power pool operated under the PJM Agreement and any successor thereto including any regional transmission operator, independent system operator, transco, or any other independent system administrator that possesses operational or planning control over the Transmission System.


       "PJM Agreement" means the Amended and Restated Operating
Agreement of the PJM Interconnection LLC dated as of June 2,
1997.

       "PJM Control Area" shall mean the control area recognized by NERC as the PJM Control Area.


       "PJM Interconnection LLC" means the independent system operator of the PJM Control Area pursuant to the PJM Agreement and the PJM Tariff.


        "PJM Tariff" means the PJM Open Access Transmission Tariff providing transmission service within the PJM Control Area, including schedules, appendices, or exhibits attached thereto, as in effect from time to time and as amended or modified.


       "Prorated Items" shall have the meaning set forth in
Section 2.3(a)(vii).


       "PSC" means, either individually or collectively, the MDPSC, VSC, DCPSC and PUC.


       "PUC" means the Pennsylvania Utility Commission.


       "Purchase Price" shall have the meaning set forth in
Section 3.1.


       "Regulatory Material Adverse Effect" shall occur where the Required Regulatory Approvals contains terms and conditions that are materially adverse to the Seller taken as a whole.


       "Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.


       "Required Regulatory Approvals" means with respect to a Party, any consent or approval of, filing with, or notice to, any Governmental Authority that is necessary for the execution and delivery of the Agreement and the Ancillary Agreements by such Party or the consummation thereby of the transactions contemplated hereby.


       "Restraints" shall have the meaning set forth in
Section 8.1(b).


       "Retained Assets" shall have the meaning set forth in
Section 2.2(b).


       "Retained Liabilities" shall have the meaning set forth in Section 2.3(b).


       "Revenue Bonds" shall have the meaning set forth in
Section 7.1 of the Agreement.


       "Seller" shall have the meaning set forth in the Preamble to the Agreement.

       "Seller Facilities" means those facilities of the Seller which are described on Schedule 2.2(b)(i) attached hereto
(excluding the Ash Haul Contractor's Building and Equipment).


       "Seller Indemnitees" shall have the meaning set forth in
Section 9.1(b).


       "Seller Required Regulatory Approvals" shall have the meaning set forth in Section 5.3(b).


       "Seller's Interest" shall have the meaning set forth in
Section 11.13.


       "SO2 Allowances" mean sulfur dioxide allowances that have been allocated to the Conemaugh Station by the Administrator of the United States Environmental Protection Agency under Title IV of the Clean Air Act authorizing the emission of one ton of sulfur dioxide per allowance during or after a specified calendar year.


       "Tax Benefit" means, with respect to any Indemnifiable Loss for any person, the positive excess, if any, of the Tax liability of such person without regard to such Indemnifiable Loss over the Tax liability of such person taking into account such Indemnifiable Loss, with all other circumstances remaining unchanged.


       "Tax Cost" means, with respect to any indemnity payment for any person, the positive excess, if any, of the Tax liability of such person taking such indemnity payment into account over the Tax liability of such person without regard to such payment, with all other circumstances remaining unchanged.


       "Tax Return" means any return, report, information return or other document (including any related or supporting information) required to be supplied to any authority with respect to Taxes.


       "Taxes" means all taxes, surtaxes, charges, fees, levies, penalties or other assessments imposed by any United States Federal, state or local or foreign taxing authority, including Income Taxes, excise, property, sales, transfer, franchise, special franchise, payroll, recording, withholding, social security or other taxes, or any liability for taxes incurred by reason of joining in the filing of any consolidated, combined or unitary Tax Returns, in each case including any interest, penalties or additions attributable thereto; provided, however, that "Taxes" shall not include sewer rents or charges for water.


       "Termination Date" shall have the meaning set forth in
Section 10.1(b).


       "Third Party Claim" shall have the meaning set forth in
Section 9.2(a).


       "Transferable Permits" shall have the meaning set forth in Section 2.2(a)(v).

       "Transferred NOx Allowances" shall have the meaning set forth in Section 2.2(a)(vii).


       "Transferred SO2 Allowances" shall have the meaning set forth in Section 2.2(a)(vi).


       "Transmission Line Easement Agreement" means that (i) certain Conemaugh-Conastone Transmission Line Easement Agreement being negotiated by and among (i) Atlantic City Electric Company, Baltimore Gas & Electric Company, Delmarva Power & Light Company, Sithe Pennsylvania Holdings, LLC, PPL Electric Utilities Corporation, PECO Energy Company, UGI Development Company, the Seller and Public Service Electric & Gas Company, in their capacity as generating station owners, and (ii) Atlantic City Electric Company, Baltimore Gas & Electric Company, Delmarva Power & Light Company, Metropolitan Edison Company, PPL Electric Utilities Corporation, PECO Energy Company, UGI Utilities, Inc., the Seller and Public Service Electric & Gas Company, in their capacity as switching station owners, or (ii) in lieu of such an agreement, any agreement or arrangement entered into by such parties, as the exclusive statement between and among each and all of such generating station owners and each and all of such switching station owners as to the easements granted over certain real property owned by such generating station owners and other ancillary rights relating thereto.


       "Transmission System" shall have the meaning set forth in
Section 2.2(b)(i).


       "VCC" means the Virginia State Corporate Commission.